FOR IMMEDIATE RELEASE

Mount Logan Capital Inc. Announces Leadership Update

NEW YORK, February 10, 2026 – Mount Logan Capital Inc. (Nasdaq: MLCI) (“Mount Logan” or the “Company”) today announced that Brandon Satoren will assume the role of Chief Financial Officer (“CFO”) and Corporate Secretary, effective April 1, 2026. Mr. Satoren will succeed Nikita Klassen who will remain at the Company as Chief Financial Officer through March 31, 2026.

“Brandon is a proven, growth-oriented leader with a deep understanding of our business, financial operations, and strategic priorities,” said Ted Goldthorpe, Chief Executive Officer of Mount Logan. “His appointment reflects the Board’s focus on capturing synergies across the Mount Logan platform. We are excited about the investments made in our platform following the closing of our business combination with 180 Degree Capital, transition to the U.S. marketplace and listing on Nasdaq. We believe Brandon’s addition to our leadership team will continue the momentum from the recent execution of our 2026 capital allocation priorities that included closing our senior notes offering and refinancing, as well as the completion of our previously announced tender offer.”

“On behalf of my colleagues and members of Mount Logan’s Board of Directors, we would like to thank Nikita for her contributions to the Company,” continued Mr. Goldthorpe. “Her leadership was critical to the execution of the 180 Degree Capital merger and building Mount Logan’s financial and operational foundation.”

Mr. Satoren currently serves as Chief Financial Officer across the Mount Logan retail credit platform, holding the roles of Chief Financial Officer, Secretary, and Treasurer for BCP Investment Corporation (Nasdaq: BCIC) and similar roles for the public interval funds and affiliated finance platforms managed by Mount Logan’s wholly owned and minority owned investment advisers. Mr. Satoren brings to Mount Logan a deep knowledge of its business model, complemented by extensive experience in financial operations, reporting, governance, and strategic planning. Mr. Satoren joined Mount Logan’s credit platform in May 2021, having previously worked at PennantPark as a Vice President and Controller on their Finance and Operations team. Prior to PennantPark, Mr. Satoren worked for AQR Capital Management, LLC, and, prior to that he spent close to nine years at PricewaterhouseCoopers LLP in their Asset Management Assurance practice. Mr. Satoren holds a BBA from the University of Central Florida.

About Mount Logan Capital Inc.
Mount Logan Capital Inc. is an integrated alternative asset management and insurance solutions firm focused on generating durable, fee-based revenue and long-term value creation. The Company leverages differentiated investment strategies alongside permanent insurance capital to deliver attractive, risk-adjusted returns across market cycles.

Through its subsidiaries, Mount Logan Management LLC and Ability Insurance Company, Mount Logan manages and invests across private and public credit markets in North America and the reinsurance of annuity products. This integrated platform is designed to provide stable earnings, downside protection, and a low risk of principal impairment through the credit cycle.

As of September 30, 2025, Mount Logan Capital had over $2.1 billion in assets under management.
To learn more, visit https://ir.mountlogan.com.

Contacts:
Mount Logan Capital Inc.
650 Madison Ave, Floor 3
New York City, NY 10022
mlc.ir@mountlogan.com

Andrew Berger
SM Berger & Company
andrew@smberger.com